Exhibit 99.1

Fibrocell Science Reports Third Quarter 2015
Financial Results and Operational Highlights

- Company to Host Conference Call and Webcast, Today at 8:30 a.m. EST -

EXTON, PA - November 5, 2015 - Fibrocell Science, Inc. (NASDAQ: FCSC), an autologous cell and gene therapy company focused on developing transformational therapies for rare and serious skin and connective tissue diseases, today reported financial results for the quarter ended September 30, 2015 and recent operational highlights. Fibrocell will host a conference call and webcast today at 8:30 a.m. EST.
“The field of gene therapy is rapidly evolving, and we are uniquely positioned as the only company developing personalized cell and gene therapies to treat rare diseases of the skin and connective tissue,” said David Pernock, Chairman and Chief Executive Officer. “We are working tirelessly to complete the steps to advance FCX-007 - our lead gene-therapy product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB) - into human clinical trials. RDEB is a devastating disease with currently no approved treatments, so to successfully develop FCX-007 and bring it to market could be transformational for patients living with RDEB, as well as their families.”
Mr. Pernock continued, “Our other programs, azficel-T for the treatment of chronic dysphonia, and FCX-013 for the treatment of linear scleroderma, continue to progress well. We expect to report Phase II data for chronic dysphonia in the second quarter of 2016, and we are on track to complete our proof-of-concept animal study for FCX-013 in the first half of next year.”

Third Quarter 2015 and Recent Highlights

•
In October, data was presented at the American Society of Human Genetics (ASHG) Annual Meeting that provided additional details of positive in vivo preclinical data for FCX-007, Fibrocell’s orphan gene-therapy product candidate for the treatment of RDEB being developed in collaboration with Intrexon Corporation (NYSE: XON). In this in vivo preclinical study, FCX-007 was evaluated for toxicology and biological proof-of-concept data in RDEB and normal human skin xenografts implanted onto severe combined immunodeficiency (SCID) mice. The toxicology results for FCX-007 at two- and six-weeks post-administration showed no signs of toxicity, as observed by no test-article related findings, no tumors in the skin grafts or other organs, no statistical changes in blood chemistry and no apparent systemic distribution of the vector. Additional data supporting the biological proof-of-concept of FCX-007 was also presented at ASHG. The data showed that FCX-007 cells in a human skin xenograft model expressed type VII collagen (COL7) that localized to the basement membrane zone where anchoring fibrils are formed.

•
In July, Fibrocell filed an Investigational New Drug application (IND) for FCX-007 for the treatment of RDEB with the U.S. Food and Drug Administration (FDA). In September, Fibrocell received feedback from the FDA on the IND related to the areas of CMC, toxicology and our proposed Phase I/II clinical trial protocol. With respect to toxicology, a hybrid pharmacology/toxicology study based on the injection of FCX-007 in RDEB human skin that was xenografted onto SCID (severe combined immunodeficiency) mice was included in the IND and showed no signs of toxicity. However, the FDA requested that Fibrocell complete an additional toxicology-specific study in which FCX-007 will be injected in non-grafted SCID mice. The new toxicology study is targeted to initiate in the fourth quarter of 2015. Fibrocell expects to amend the IND in response to the FDA's feedback and to include data from the new toxicology study in the first quarter of 2016. As a result, Fibrocell expects to initiate a Phase I/II clinical trial for FCX-007 in the second quarter of 2016, subject to successful completion of the new toxicology study and addressing the FDA’s other feedback.

•	Fibrocell completed an underwritten public offering of 2,974,136 shares of its common stock at a price of $5.80 per share on July 27, 2015. The offering resulted in net proceeds to Fibrocell of approximately $15.9 million, after deducting underwriting commissions and offering expenses. Fibrocell intends to use the net proceeds from this offering for the continued preclinical and clinical development of its product candidates and for other general corporate purposes.

Financial Results for the nine months ended September 30, 2015 and 2014
For the nine months ended September 30, 2015, Fibrocell reported a basic net loss of $0.40 and diluted net loss of $0.44 per share, compared to a basic net loss of $0.55 and diluted net loss of $0.60 per share for the same period in 2014.
Total revenue was $0.4 million and $0.1 million for each of the nine months ended September 30, 2015 and 2014, respectively.  This increase was primarily due to collaboration revenue received in 2015 related to a research and development agreement that we have with an unrelated third party to investigate potential new non-pharmaceutical applications for our conditioned fibroblast media technology. This revenue relates to an upfront license fee and a proof-of-concept study currently underway. No collaboration revenue was recognized in the comparable 2014 period.
Total research and development expense decreased $2.0 million to approximately $11.9 million for the nine months ended September 30, 2015 as compared to $13.9 million for the nine months ended September 30, 2014.  The overall decrease is due primarily to $5.2 million of stock issuance costs incurred in the 2014 period related to our Ehlers-Danlos Syndrome program in connection with the second amendment to the exclusive channel collaboration agreement with Intrexon. Excluding the non-recurring stock issuance costs incurred in the 2014 period, research and development costs would have increased approximately $3.2 million in the 2015 period. This increase is due to additional spending to advance our current development programs including an increase of $0.6 million related to our clinical development program for azficel-T for the treatment of chronic dysphonia and increases of $0.8 million and $0.9 million for our preclinical development programs for FCX-007 and FCX-013, respectively.
Selling, general and administrative expense increased by approximately $0.9 million to $9.0 million for the nine months ended September 30, 2015 as compared to $8.2 million for the same period last year.  The increase was due to a $0.5 million increase in both professional fees and compensation and related expense. The increase in professional fees was driven primarily by increased legal fees. The increase in compensation and related expense was driven by an increase in stock-based compensation and salaries and wages.
As of September 30, 2015, the Company had cash and cash equivalents of $36.9 million.

Conference Call and Webcast
To participate on the live call, please dial 855-877-0343 (domestic) or +1-678-509-8772 (international), and provide the conference code 59105396 five to ten minutes before the start of the call. The conference call will also be webcast live under the investor relations section of Fibrocell's website at www.fibrocell.com/investors/events-and-presentations, and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.
About Fibrocell Science, Inc.
Fibrocell is an autologous cell and gene therapy company focused on developing transformational therapies for rare and serious skin and connective tissue diseases.  Fibrocell’s most advanced product candidate, azficel-T, uses its proprietary autologous fibroblast technology and is in a Phase II clinical trial for the treatment of chronic dysphonia resulting from vocal cord scarring or atrophy.  In collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, Fibrocell is also developing gene therapies for skin diseases using gene-modified autologous fibroblasts.  Fibrocell is in preclinical development for FCX-007, its lead orphan gene-therapy product candidate, for the treatment of recessive dystrophic epidermolysis bullosa (RDEB).  Fibrocell is also in preclinical development of FCX-013, its second gene-therapy product candidate, for the treatment of linear scleroderma. For more information, visit www.fibrocell.com.

Trademarks
Fibrocell Science® and LAVIV® are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: our plans to address the FDA’s feedback relating to our IND for FCX-007; the initiation, design, completion and reporting of results from preclinical and clinical studies and the timing thereof; the use of proceeds from the July 2015 offering; the timing of regulatory submissions and actions; the potential advantages of our product candidates; and other statements regarding our future operations, financial performance and financial position, prospects, strategies and objectives and other future events.
Forward-looking statements are based upon management’s current expectations, intentions and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others:  our ability to successfully complete the additional toxicology study requested by the FDA and to adequately address the FDA’s other feedback relating to our IND for FCX-007; the outcome of the FDA’s review of our amended IND and approval to commence the Phase I/II clinical trial; varying interpretation of clinical preclinical data and the risk that results seen in preclinical studies may not be replicated in humans; uncertainties relating to the initiation and completion of clinical trials and whether clinical trial results will validate and support the safety and efficacy of our product candidates; our ability to maintain our collaboration with Intrexon; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in our most recent Form 10-K and Form 10-Q filings, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the Securities and Exchange Commission. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Additionally, the forward-looking statements contained in this press release represent our views only as of the date of this release. While we may update certain forward-looking statements from time to time, we specifically disclaim any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations & Media Contact:
Karen Casey
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, PA 19341
(484) 713-6133
kcasey@fibrocell.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

Consolidated Statements of Operations	Three months ended September 30, 2015	Three months ended September 30, 2014	Nine months ended September 30, 2015	Nine months ended September 30, 2014
Revenue from product sales	$49	$20	$217	$124
Collaboration revenue	30	—	193	—
Total revenue	79	20	410	124
Cost of product sales	62	512	283	1,852
Cost of collaboration revenue	142	—	230	—
Total cost of revenue	204	512	513	1,852
Gross loss	(125)	(492)	(103)	(1,728)
Research and development expense	4,221	3,069	11,902	13,909
Selling, general and administrative expense	2,477	2,630	9,041	8,150
Operating loss	(6,823)	(6,191)	(21,046)	(23,787)
Other income:
Warrant revaluation and other finance income	5,301	177	4,240	1,135
Other income	—	—	—	370
Interest income	1	2	4	4
Loss before income taxes	(1,521)	(6,012)	(16,802)	(22,278)
Income tax benefit	—	—	—	—
Net loss	$(1,521)	$(6,012)	$(16,802)	$(22,278)

Per Share Information:
Net loss:
Basic	$(0.04)	$(0.15)	$(0.40)	$(0.55)
Diluted	$(0.07)	$(0.17)	$(0.44)	$(0.60)
Weighted average number of common shares outstanding
Basic	43,021,121	40,856,815	41,598,632	40,766,741
Diluted	43,712,918	41,300,105	41,829,231	41,045,861

	September 30, 2015	December 31, 2014
Balance Sheet Condensed Data
Cash and cash equivalents	$36,931	$37,495
Working capital	32,631	35,856
Total assets	43,934	45,634
Warrant liability, current and long term	6,964	11,286
Total liabilities	12,568	15,225
Stockholders' equity	31,366	30,409